Exhibit 99.1

Tianli Agritech, Incorporated
2011 First Quarter Financial Results
May 16, 2011

Operator: Good day ladies and gentlemen. Thank you for standing by. Welcome to Tianli Agritech’s 2011 First Quarter Financial Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw that question, press the star followed by the two. If you’re on a speaker phone, you’ll need to pick up the handset before making a selection. This conference has been recorded today, Monday, May 16th of 2011.

At this time, I’d like to turn the conference over to Mr. John Mattio of HC International. Please go ahead, sir.

John Mattio: Thank you very much, operator. And good morning everybody. Joining us today from Tianli Agritech are the Company’s Chairwoman and CEO, Ms. Hanying Li, the company’s Chief Financial Officer, Mr. Bihong Zhang plus the VP of Corporate Development, Ms. Zoe Guo. Ms. Guo will review and comment on the reporting periods for Tianli Agritech, then management will respond to your questions during the Q&A session after management’s prepared remarks.
I would like to remind our listeners that are on this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties. And management may make additional forward-looking statements in response to your questions therefore the Company claims the protection of the Safe Harbor for forward-looking statements as contained in the Private Security and Litigation Reform Act of 1995. Tianli is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.
At this time, I would like to introduce Ms. Hanying Li, CEO and Chairwoman of Tianli Agritech. Ms. Li’s opening address will be translated by Ms. Zoe Guo of Tianli. Ms. Li, (Chinese)?

Hanying Li: (Chinese till 0:2:10).

Zoe Guo: I would like to welcome our current and prospective shareholders to our First Quarter 2011 Conference Call. And thank you for taking the time to learn more about our business and our performance this quarter.

Hanying Li: (Chinese till 0:02:45)

Zoe Guo: I am quite proud how we completed our first quarter and how the year is developing. We have made significant progress on a number of projects and strategies that will strongly benefit the Company in the future.

Hanying Li: (Chinese till 0:03:34)

Zoe Guo: Our revenues continue to show a steady increase in the first quarter of the year, up 32% to $5.9 million even though we had some modifications to our production to prepare our farm number nine for the housing and breeding of our newly imported French Yorkshire hogs, a resulting slight reduction in our production at that farm is temporary and where it will be more than offset by the long-term benefits stemming from these breeders’ pattern.

Hanying Li: (Chinese till 0:04:33).

Zoe Guo: In combination of the import of high value Yorkshire hogs for our breeding stock, our introduction into retail channels with Tianli-An Puluo branded products, the recently announced Black Hog program and our continued core strategy to acquire farms at favorable market prices will collectively position Tianli for diversified growth in 2011, 2012, and in future years.

Hanying Li: (Chinese till 0:05:35).

Zoe Guo: Over the past five years, our company has made significant strides in our industry which has earned us the respect of the local farming community and agricultural authorities in Wuhan. We feel the governmental support for Tianli is the important component of our long-term success and raises position in the industry to be presented with new, accessible opportunities

Hanying Li: (Chinese till 0:06:31).

Zoe Guo: Just before I translate these opening remarks, please mute all your lines whomever is not speaking because I think there might be a echo going on, so people can’t hear me clearly. Thank you.

We feel that the Black Hog agreement puts Tianli in a unique position pertaining to breeding and sales of this remarkable species in the Enshi area. This agreement provides Tianli with a new channel that promises to eventually result in the sale of hundreds of thousands of this high-quality hog to cater to the growing demand for premium pork and the Chinese consumers.

Hanying Li: (Chinese till 0:07:25)

Zoe Guo: Again I thank all of you for joining us today and then I now ask Ms. Guo to continue with our presentation, and I look forward to any questions that you might have afterwards.

(Chinese till 0:07:48)

Hanying Li: Okay.

Zoe Guo: Okay, (Chinese).

Bihong Zhang: (Chinese).

Zoe Guo: (Chinese).

Bihong Zhang: Okay.

Zoe Guo: Okay.

Bihong Zhang: (Chinese).

Zoe Guo: (Chinese). Okay, thank you Ms. Li and good morning everyone. My name is Zoe, U.S. representative for Tianli. We appreciate everyone joining the call today. For those who may not be familiar with Tianli Agritech, please allow me to provide a brief overview of our company.

Tianli is in the business of breeding, raising, and selling hogs in the Hubei province of China where we believe we are one of the largest hog producers. We focus heavily on developing the genetic qualities of our stock and as a direct result of this approximately 35% of our hogs are sold to other hog farms for their use in producing hogs. We refer to those hogs as breeders and those are sold at a premium price and generate a very attractive margin. The other hogs we sell are referred to as market hogs and are supposed to be used in the production of fresh, refrigerated, or food import. A core part of our strategy has been to sell more breeder hogs and we do sell by continually improving the genetics of our hogs.

I will now review some highlights of our first quarter 2011 performance and then provide some further details. Our first quarter 2011 revenue was $5.9 million representing a $1.4 million with a 32% increase over the first quarter of 2010 reflecting increases in our breeder hog sales for quarters and increases in the pricing for both breeders and market hogs. Unit sales of our breeder hogs increased 33% to around 7,900, an average selling price for a breeder hog was up substantially to $306 as compared to last year’s first quarter level which was $229. Our revenue from breeder hogs increased to 78% to 2.4 million and represented a 41% of total revenue. The number of market hogs sold decreased slightly to approximately 15,100 while the revenue for a market hog increased to $231 from last year’s first quarter to $203, resulting in a 12% increase in market hog revenue.

Though customer demand remains high for market hogs, the sale of market hogs from farm number nine was delayed as we were making further modifications to the farm for the French Yorkshire hogs we are importing in this quarter. We believe that this facility provides us the best environment to breed and monitor the progress of the French Yorkshires. The reported revenues and prices of the first quarter of 2011 were also favourably impacted by the 4% higher value of the Chinese RMB to the U.S. dollar as compared to that of the first quarter of 2010. Our gross profit in the first quarter of 2011 was 2.5 million, a 32% increase over the same period last year. Our gross margin was 41.7% in both periods as the higher hog prices more than offset the impact of the increased cost of feed that’s maintaining our gross margin.

I will now provide some further details regarding the results. We sold approximately a little bit over 33,000 breeder hogs in 2010, a 90% increase year-over-year reflecting the market depreciation of the quality of our breeding stock. While we did see an increase of breeder hog sales as compared to the first quarter of 2010, the first quarter sales of breeders are usually diminished by the reluctance of some farmers to bring in new breeders in the winter months. So we expect to experience continued breeder growth in 2011. We have been seeing ongoing increases in hog pricing in recent months.

Our selling, general, and administrative expenses were $800,000 in the first quarter of 2011, an increase of approximately $600,000. About $400,000 of this year-over-year increase was related to higher public company expenses such as auditing, legal, and investor relations efforts with the remaining amounts largely attributable to the increases in our operations.

Partially offsetting this increase operating expenses was the nearly $200,000 of governmental subsidies we received in the quarter as the farming operation in Hubei and in recognition of Tianli becoming a public company listed in the United States.

Our net income for the three months ended March 31st, 2011 was approximately $1.8 million, up 10% from the same period last year. Earnings for a fully diluted share were $0.18 based on the 10.1 million shares compared to $0.21 based on the 8.1 million shares last year. The difference in our share counts year-over-year is directly associated to our July 2010 IPO from which we sold 2 million shares.

Moving now to the balance sheet. We had $4 million in cash compared to $8 million as of March 31st, 2010. Our balance sheet remains strong. I’m sorry, this quarter end, we had $4 million in cash compared to $8 million as of December 31st, 2010. Our balance sheet remains strong as reflected in 13 million of working capital.
Inventories as of year end 2010 was $6.7 million compared to $4.8 million as of March 31st, 2010 due to the growth in live stock and the Company’s decision to add to its feed inventories to facilitate supply as well as to accommodate the needs of the newly acquired farms. Also, as of March 31st, the company has made a $1.5 million in refundable deposit for the An Puluo Farm acquisition we closed last week.

Okay, I will like to restate what I’ve said earlier about our inventory. Inventory as of March 31st, 2011 was $6.7 million compared to $4.8 million as of December 31st, 2010.

Total shareholder equity stood at $32.8 million as of March 31st, 2011. We had about $700,000 in short-term debt as of December 31st. As a result of the farm acquisition program and the related construction improvements, the increase in our inventory and ongoing improvements in our breeding stock, we were a user of cash for the period.

We have just completed the filings of our SAIC and SAT financial reporting forms, and we expect to receive the stamped confirmation of those filings over the next four to six weeks. These filings are in Chinese GAAP and reflect revenues and net profits that are very close to those contained in our 2010 10-K.

As you can see by our new releases in recent weeks, we have been very busy. We entered into a letter of intent and subsequently acquired assets of the 20,000 annual production An Puluo Hog Farm which is our 11th farm on May 12th, 2011. The total purchase price including the rights to the land and equipment was approximately $2.2 million. Tianli expects to invest $300,000 to upgrade a facility and $400,000 to 600,000 to fully stock the farm with breeders. This farm is expected to begin production by the second half of 2012.

Improving our breeder stock is an ongoing process for Tianli. As China’s hog market is the largest in the world, the industry is constantly making improvements to production, quality, and breed. We feel we are taking the lead in many respects and will be updating our breeding stock with French Yorkshire hogs. The contribution of these breeders will further position Tianli as a high-quality hog supplier, thus adding to our revenues and earnings.

In April, we announced that we will be entering the retail branded pork markets through an agreement with An Puluo Foods. Under this agreement, Tianli receives exclusive rights to utilize An Puluo’s marketing channels, thus allowing us to sell Tianli-An Puluo branded core products. As a result of this agreement, we will manage the pork retail counters located in 32 supermarkets such as Walmart, Zon100, and RT-Mart in greater Wuhan City. We view this program as an inflection point in our business and allows us to begin to brand our name with upscale consumers. As the program is yet in its infancy, we would like to collect more information on the pace and the sales and the uptake of our products before we provide a forecast of the program for the balance of the year.

And just last week we announced that we obtained the exclusive rights to manage the breeding and selling Enshi Black Hogs in Enshi Autonomous Prefecture, Hubei province. The Enshi Black Hog is highly regarded for its quality of meat and thus pork products from Enshi Black Hogs usually commands a significant higher price at retail. We expect to develop a widely recognized brand of Black Hog meat and to profit from selling the product both as hogs as well as pork in selected retail outlets, including those which Tianli will manage as a result of our retail agreement with An Puluo Foods.

That concludes our prepared comments and at this point I would like to turn the discussion over to the operator for any questions.

Operator: Thank you. Ladies and gentlemen, at this time we will now be conducting a question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. To withdraw that question, press the star followed by the two. If you’re on a speaker phone, you’ll need to pick up the handset before making your selection. One moment please.

And our first question comes from the line of Dick Feldman with Axiom Capital. Please go ahead.

Dick Feldman: Good morning. My question has to do with the black hog. Do you see the principle contribution from this arrangement coming under sale of breeder stocks, or market hogs, or both?

Zoe Guo: Basically, both. Okay, we’ll sell both the market hogs as well as the pork products, which comes from market hogs.

Dick Feldman: When do you expect a contribution from this and how many hogs did you obtain or do they control right now?

Zoe Guo: Let me defer that question back to the management team. I’ll give you an answer. (Chinese to 0:20:58).

Hanying Li: (Chinese till 0:21:14).

Zoe Guo: (Chinese).

Hanying Li: (Chinese till 0:21:28).

Zoe Guo: (Chinese). Back to your question, basically currently we already constructed actually – cooperated with the local farmers to construct a 40,000 annual capacity of such locations to raise the black hogs, but to see the contribution of the black hogs for both sales and revenues and profits, that will be sometime over the next year and the Company will further update you along with the public with their progress.
Dick Feldman: So you’re sharing the cost of that facility with local farmers?

Zoe Guo: Okay. (Chinese till 0:22:36).

Hanying Li: (Chinese).

Zoe Guo: Okay, basically, yes, we share with the local farmers of the cost. We share the cost.

Dick Feldman: Okay, thank you.

Zoe Guo: Thank you.

Operator: Thank you. And the next question comes from the line of Michael Potter with Monarch Capital Group, LLC. Please go ahead.

Michael Potter: Yes, just a quick question. I’m just looking for some clarity on the acquisition that you made, the An Puluo Farms as well as the joint venture that on a retail side, that it seems like you entered into with them as well.

Zoe Guo: Mm-hmm.

Michael Potter: The acquisition, was this a producing farm prior to acquisition?

Zoe Guo: No, it’s not. It hasn’t had any production.

Michael Potter: Okay, so –

Zoe Guo: There was no production before we acquired it.

Michael Potter: So there was no production. So we basically just acquired the facility?

Zoe Guo: The facility, correct. And we have all the equipment in there, so when we acquired it, we acquired the land and we acquired the equipment, but there was no production when we acquired it.

Michael Potter: And there was no inventory then as well?

Zoe Guo: No inventory, no hogs.

Michael Potter: Okay, but we need to make a further capital investment into this facility?

Zoe Guo: Yes, just to upgrade it. And also we need to bring in the breeding stock, so those are all considered as our cost.

Michael Potter: Okay, and is this the same group that we entered the retail joint venture with?

Zoe Guo: Yes, that’s correct, An Puluo Foods.

Michael Potter: Can you give – were they initially going to produce their own stock?

Zoe Guo: They were, but after, you know, there is an input of cost into it and they believe that currently they think the hog farms can be better used if, you know, someone else buy it. They have to initiate a lot of cost, input a lot of cost in order to continue to have production at the farm. In addition, they actually didn’t have the expertise to breed hogs because they are mainly focused on the retail sector.

Michael Potter: Okay, and I’m assuming we have an exclusivity with this joint venture with supplying them with the meat hogs?

Zoe Guo: That is correct. We have the exclusive rights to use all their 32 marketing channels currently.

Michael Potter: Okay. All right, thank you.

Zoe Guo: Thank you.

Operator: Thank you and once again ladies and gentlemen, if you’d like to ask a question, please press the star followed by the one at this time. If you’re on a speaker phone, you’ll need to pick up the handset before making a selection. One moment please.

And our next question comes from the line of Art Hevner with Stampede Capital LLC. Please go ahead.

Art Havener: Thank you. Have you provided any update on your earnings guidance? I believe it was updated last in January.

Zoe Guo: (Chinese till 0:26:11).

Bihong Zhang: (Chinese till 0:26:23).

Zoe Guo: (Chinese). Actually, we have recently announced two major initiatives which we believe will have a significant benefit to the Company and that will be the retail marketing and the Black Hog project. So, , while we’re very excited and proud that Tianli now has those opportunities, the expenses incurred at the beginning of these projects could have an impact on the reported 2011 results, and we’re still in the stage of evaluating the timing of the cost and until we have finalized that, we do not feel that we can give you further information on the 2011 guidance, but the Company will definitely keep the public posted on further updates.

Art Havener: So is it safe to say that the previous guidance was a little aggressive? Is that how I read it?

Zoe Guo: Before that we didn’t have those projects, and now we enter into them, so we need to re-evaluate.

Art Havener: Okay, what do you think the balance of your capital expenditures are for the rest of this year?

Zoe Guo: (Chinese till 0:27:41).

Bihong Zhang: (Chinese).

Zoe Guo: (Chinese).

Bihong Zhang: (Chinese till 28:04).

Zoe Guo: Back to your question, the company is still in the process of evaluating and doing such forecasts, so currently I don’t have an answer for you, but later on the Company sure will evaluate such projects and also the estimated cost to update the public.

Art Havener: Okay, and one more question. Do you expect the government subsidies to continue for the rest of this year?

Zoe Guo: (Chinese till 28:40).

Bihong Zhang: (Chinese till 29:04).

Zoe Guo: Actually, the company recorded subsidies when receiving the actual funds from the government. And there is a process for the government to decide to give you the subsidies or not, but currently we see no reason that there should be anything – you know, they should be discontinued, we don’t see no reason.

Art Havener: Okay, thank you.

Zoe Guo: Thank you.

Operator: Thank you, and the next question is a follow-up question from the line of Dick Feldman with Axiom Capital. Please go ahead.

Dick Feldman: Two questions. One, you mentioned that there was some disruption to your operations as you accommodated the bringing in of the Yorkshire hogs. Can you explain to us what are the benefits you see from that and to what extent does that retard your progress in the first quarter?

Zoe Guo: Okay. (Chinese till 0:30:20)?

Hanying Li: Okay. (Chinese till 0:30:49).

Zoe Guo: (Chinese). Actually, Ms. Li just gave a summary of the advantages of the French Yorkshires. So the French Yorkshires, those kind of breeders actually have benefits. They are famous for their production ability, so every litter normally, for the normal standard hogs, you will have about 10 piglets. And for the French Yorkshires, it can produce about 13 to 14 every litter, every birth. So basically that is a big advantage. Another advantage is that they have the characteristics of – easier to get pregnant, so that is another advantage. So we do see that will bring the company a lot more production and a lot more revenue in the future.

Dick Feldman: And the other question is your decision to enter the branded market for your market hogs. What percentage of your hogs do you anticipate being branded and what are the margin implications of this?

Zoe Guo: Currently, we just started, so it is too early to tell that the Company is in the process of evaluating and they should know after we evaluate that based on reality. So when the Company sees it and it will update the public.

Dick Feldman: Okay, thank you.

Zoe Guo: Thank you.

Operator: Thank you and at this time I’m showing there are no further questions. I’ll turn the call back over to Mrs. Zoe for any closing comments.

Zoe Guo: Okay, thank you for participating in our first quarter earnings call, and we look forward to reporting our second quarter results in August. Thank you very much.

Operator: Thank you ladies and gentlemen, and that conclude today’s conference call. Thank you for your participation, you may now disconnect.